Exhibit 10.50

Certain confidential information contained in this document, marked by brackets, is filed with the U.S. Securities and Exchange Commission pursuant to Rule 24-b of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

EXECUTION COPY

TRADEMARK LICENSE AND

MANUFACTURING AND SUPPLY AGREEMENT

BY AND BETWEEN

UNITED INDUSTRIES CORPORATION

AND

HOME DEPOT U.S.A., INC.

EFFECTIVE AS OF JANUARY 1, 2004

TRADEMARK LICENSE AND MANUFACTURING AND SUPPLY AGREEMENT

This TRADEMARK LICENSE AND MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is made effective the first day of January, 2004 (“Effective Date”) by and between United Industries Corporation, a Delaware corporation (“UIC”), and Home Depot U.S.A., Inc., a Delaware corporation (“Home Depot”).

WITNESSETH:

WHEREAS, UIC owns the Marks (as defined below) and the parties desire UIC to license the Marks to Home Depot in connection with the marketing and sale by Home Depot of Vigoro-Branded Products (as defined below);

WHEREAS, UIC also desires to license the Marks to third parties designated by Home Depot for their use in connection with manufacturing Vigoro-Branded Products (as defined below) for Home Depot to market and sell;

WHEREAS, the parties desire UIC to manufacture and supply Vigoro Fertilizers (as defined below) and certain other products for Home Depot; and

WHEREAS, provided that Home Depot has achieved certain assignment purchase requirements and has extended for an additional three years its commitment to purchase Vigoro Fertilizers from UIC, the parties desire UIC to assign the Marks to Home Depot.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree and covenant as follows.

ARTICLE I.  DEFINITIONS

The following terms, when used herein with initial capital letters, shall have the respective meanings set forth in this Article I.

1.01         “Affiliate” means, with respect to a specified Person, another Person that controls, is controlled by, or is under common control with, the specified Person.  The word “control” means ownership of 50% or more of the voting securities of a Person or the ability otherwise to direct the management and policies of the Person.

1.02         “Assignment Date” has the meaning specified in Section 11.01(c).

1.03         “Business Day” has the meaning specified in Section 15.01.

1.04         “Change of Control” means any transaction or series of transactions whereby, directly or indirectly, equity or management control of a party, or substantially all of such party’s assets to which this agreement relates or to its entire business is transferred to any Person, whether such transaction is structured as a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a restructuring, a recapitalization, a repurchase of capital stock, an extraordinary dividend or distribution, a liquidation, a formation of a joint venture or partnership, or otherwise.

1.05         “Commodity Fertilizers” means those fertilizers listed in Schedule A as amended by UIC from time to time.

1.06         “Competing Products” means any products in the following categories:  fertilizers, spreaders, lawn, garden and household pesticides and repellants (including, without limitation, insecticides, herbicides, rodenticides and personal and area repellants).  [*]

1.07         “Confidential Information” has the meaning specified in Section 14.01.

1.08         “Credit Agreement” means (i) that certain Credit Agreement dated as of March 24, 1999 (as amended and modified by Waiver No. 1 dated as of December 30, 1999, Amendment and Waiver No. 2 dated as of January 24, 2000, Amendment and Waiver No. 3 Under the Loan Documents dated as of November 7, 2000, Amendment No. 4 Under the Credit Agreement dated as of February 13, 2002, Amendment No. 5 to the Loan Documents dated as of May 9, 2002, Amendment and Waiver No. 6 Under the Credit Agreement dated as of June 14, 2002, Amendment No. 7 Under the Credit Agreement dated as of September 30, 2002, Amendment No. 8 to the Credit Agreement dated as of November 4, 2002, Amendment No. 9 to the Loan Documents dated as of December 6, 2002 and Amendment No. 10 dated as of March 14, 2003) among UIC, certain banks, financial institutions and other institutional lenders party thereto; Bank of America, N.A. (formerly known as NationsBank, N.A.) (“Bank of America”), as Swing Line Bank and Initial Issuing Bank thereunder; Banc of America Securities LLC (formerly known as NationsBanc Montgomery Securities LLC) (“BAS”) and Morgan Stanley Senior Funding, Inc. (“MSSF”), as Co-Arrangers therefore; Canadian Imperial Bank of Commerce, as Documentation Agent therefore; MSSF, as Syndication Agent thereunder; BAS, as Lead Arranger and Book Manager therefore; and Bank of America, as Administrative Agent for the Lender Parties thereunder, or (ii) any credit or similar agreement that replaces or substitutes for the foregoing.

1.09         “Dispute” has the meaning specified in Section 17.02.

1.10         “Effective Date” has the meaning set forth in the Preamble.

1.11         “Expenses” means all costs and expenses incurred in connection with prosecuting, maintaining and enforcing the Marks including, without limitation, the fees and costs of attorneys and other professionals and all tribunal costs and any settlement costs.

1.12         “Final Year Volume” has the meaning specified in Section 5.03(b)(i).

1.13         “Losses” means all obligations, third party claims, damages, losses, liabilities, obligations, settlements, injunctions, suits, actions, proceedings, liens, demands, charges, fines, penalties, costs and expenses of every kind and nature (whether based on tort, breach of contract, product liability, infringement or otherwise), including without limitation, fees and expenses of attorneys and other professionals, and disbursements which may be imposed on, incurred by or

[*]           Certain confidential information contained in this document, marked by brackets, is filed with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

asserted against the Persons hereby required to be indemnified (but not against any of the same to the extent that a grossly negligent or willful act or omission of any of such party was the cause of the same).

1.14         “Market Withdrawal” has the meaning specified in Section 7.02.

1.15         “Marks” means those trademarks and associated applications and registrations listed in the first column in Schedule B attached hereto, which may be amended from time to time by mutual agreement of the parties.

1.16         “Minimum Annual Volume” has the meaning specified in Section 5.02(b)(i).

1.17         “Minimum Aggregate Volume” has the meaning specified in Section 5.03(a)(i).

1.18         “Negotiating Period” has the meaning specified in Section 17.02.

1.19         “New Applications and Registrations” has the meaning specified in Section 4.03(b).

1.20         “Non-Competing Products” means all products, other than Competing Products, manufactured, marketed or sold under any of the Marks.

1.21         “Non-Vigoro Branded Products” means all products offered for sale to any Person by UIC as of the Effective Date, except for:  (i) any product sold under any of the Marks; (ii) any products developed or acquired (whether by assignment, merger, asset sale, purchase of controlling equity interests or other form of acquisition) by UIC or any UIC Affiliate after the Effective Date; and (iii) Commodity Fertilizers.

1.22         “Person” means any natural person, corporation, company, partnership, limited partnership, limited liability company, firm, association, trust, government, governmental agency, or any other entity, whether acting in an individual, fiduciary or other capacity.

1.23         “Products” means all products and services ordered, forecasted to be ordered or purchased by Home Depot from UIC pursuant to this Agreement.

1.24         “Purchase Price” means the purchase price of each Product, as further defined in Article X.

1.25         “Records” has the meaning specified in Section 9.02.

1.26         “Reports” means any of the reports required to be given by any party pursuant to Section 9.01.

1.27         “Supplier Buying Agreement” means that Home Depot Supplier Buying Agreement between Home Depot U.S.A., Inc. and United Industries Corporation of even date herewith.

1.28         “Supply Obligations” generally refers to the parties’ respective obligations and duties set forth in Articles V through X hereunder.

1.29         “Third Party Licensee” has the meaning specified in Section 3.04(b).

1.30         “Third Party Licenses” has the meaning specified in Section 3.04(d).

1.31         “Trademark Rights” has the meaning set forth in Section 3.03.

1.32         “Trademark Term” has the meaning set forth in Section 3.03.

1.33         “Vigoro Fertilizers” means all lawn fertilizers and garden granular and water soluble fertilizer products marketed or sold under or in conjunction with any of the Marks.

1.34         “Vigoro-Branded Products” means any product manufactured, marketed or sold under or in conjunction with any of the Marks.

ARTICLE II.  CONDITIONS PRECEDENT

2.01         Conditions Precedent.  Notwithstanding the execution of this Agreement by either or both parties, none of the terms and conditions of this Agreement shall be effective unless and until the following conditions precedent have occurred, after which the Agreement shall be effective as of the Effective Date:

a.             UIC’s Board of Directors shall have approved the terms and conditions of this Agreement; and

b.             UIC shall have received a full and effective waiver and amendment to, or language in, the Credit Agreement that permits this Agreement and all transactions and obligations contemplated herein.

ARTICLE III.  TRADEMARK LICENSE

3.01         License Grants.

a.             Home Depot.  Subject to any pre-existing contractual obligations or restrictions, or other impairments, to the extent listed in Schedule D and to the terms and conditions of this Agreement, UIC hereby grants to Home Depot, during the Trademark Term, a royalty-free, sole (except for Third Party Licenses granted at Home Depot’s request pursuant to Sections 3.01(b)(i) and (ii)), non-transferable license, without the right to sublicense, to use each Mark set forth in Schedule B solely in connection with the marketing and sale of Vigoro-Branded Products in the permitted product categories and permitted territories corresponding to such Mark as set forth in Schedule B.  The foregoing license to Home Depot is limited to Vigoro-Branded Products that are manufactured for Home Depot by either UIC or by a Third Party Licensee.

b.             Third Parties.  Subject to any pre-existing contractual obligations or restrictions, or other impairments, to the extent listed in Schedule D and to the terms and conditions of this Agreement, UIC hereby agrees, on Home Depot’s request from time to time during the Trademark Term, to grant:

(i)    royalty-free, non-exclusive, non-transferable licenses (without the right to sublicense), to third parties designated by Home Depot to use the Marks solely in connection with such third parties’ supply of Non-Competing Products to Home Depot in connection with the license granted to Home Depot in subsection (a) above; and

(ii)   royalty-bearing, non-exclusive, non-transferable licenses (without the right to sublicense), to third parties designated by Home Depot to use the Marks solely in connection with such third parties’ supply of Competing Products to Home Depot in connection with the license granted to Home Depot in subsection (a) above; provided that, if UIC is a vendor for any portion of Home Depot’s Vigoro-branded [*] business at any time during the Trademark Term, then any Third Party Licenses granted hereunder for use of the Marks solely in connection with Vigoro-branded [*] shall be royalty-free only for such period during which UIC is a vendor and is supplying Vigoro-branded [*] to Home Depot.

3.02         Covenant.  Home Depot hereby covenants that, prior to the Assignment Date, Home Depot shall not use, nor shall it permit any Third Party Licensee to use, the Marks outside the scope of the licenses granted in connection with Section 3.01.  If Home Depot desires to use a Mark outside the scope of the license granted in Section 3.01(a), it may request that UIC register the Mark for such use and amend Schedule B to include such registration, as further described in Section 4.01(b).

3.03         Term of Trademark Rights.  The parties’ respective rights and obligations with respect to the Marks, as set forth in this Article III, and in Article IV, Section 7.01, Section 9.01(a) and Section 10.03, (the “Trademark Rights”) shall begin as of the Effective Date and, unless otherwise provided herein, shall at UIC’s option expire as follows (the “Trademark Term”):

a.             immediately, upon termination of the Supply Obligations pursuant to the terms of this Agreement;

b.             immediately upon expiration, pursuant to Section 5.02(c), of Home Depot’s exclusivity and Minimum Annual Volume purchase obligations set forth in Section 5.02(a) and Section 5.02(b), respectively; or

c.             the Assignment Date.

3.04         Limitations on Third Party Licenses.

a.             Before requesting UIC to grant any Third Party License with respect to any product, Home Depot shall notify UIC of its requirements for such product, and the parties shall discuss UIC’s ability to supply such products to Home Depot on competitive terms at that time.  Notwithstanding the previous sentence, any determination to use UIC to source such products shall be at Home Depot’s sole discretion.

b.             Notwithstanding anything herein to the contrary, UIC shall not be required to grant any license to the Marks to a third party unless such Person has executed a license agreement with UIC containing customary terms and conditions at least as restrictive as those contained

[*]           Certain confidential information contained in this document, marked by brackets, is filed with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

herein and otherwise satisfactory to UIC (“Third Party Licensee”).  UIC shall not unreasonably withhold the grant of such a license and shall act in good faith with respect to all Third Party Licensees; provided, however, that it shall not be deemed unreasonable for UIC to refuse to grant any license to the Marks to any third party that UIC has a good faith reason to believe would not comply with Section 3.06 and Section 3.07.  Any Third Party Licensee shall agree to the applicable terms of this Agreement.

c.             Notwithstanding anything herein to the contrary, UIC shall not be required to grant a license to any third party in connection with any product in any territory in which such product is being manufactured, marketed or sold under a Mark as of the Effective Date, except as may be provided in Section 6.02.

d.             All licenses granted to third parties by UIC pursuant to Sections 3.01(b)(i) and (ii) (“Third Party Licenses”) shall be drafted such that they automatically terminate upon any termination of the license granted by UIC to Home Depot pursuant Section 3.01(a).

3.05         Ownership.  Home Depot acknowledges that, as between Home Depot and UIC, until the Assignment Date, UIC is the sole and exclusive owner of all right, title and interest in and to the Marks and Home Depot shall refrain from taking any action inconsistent with such ownership and from attacking UIC’s title to the Marks or the lien created in the Marks by the Collateral Documents (as defined in the Credit Agreement).  Home Depot agrees that, subject to Section 3.12 and Article XI, nothing in this Agreement shall give Home Depot any right, title or interest in the Marks other than the right to use such Marks in accordance with the license granted in Section 3.01.  UIC reserves all rights to the Marks except as expressly granted herein to Home Depot.

3.06         Quality Control.  Home Depot agrees that the nature and quality of all Vigoro-Branded Products, as currently sold, manufactured by a Third-Party Licensee and the nature and quality of all advertising, marketing and other uses of the Marks by Home Depot shall be, as reasonably determined by UIC, of a nature and quality:  (i) at least equal to the nature and quality of Vigoro-Branded Products (and related marketing and advertising) currently being sold by UIC; and (ii) consistent with the reputation of the Marks.  Home Depot agrees to cooperate with UIC in facilitating UIC’s control of the quality and reputation of the Marks by:  (i) permitting reasonable inspection of any Home Depot facility upon reasonable notice and during normal business hours; (ii) at UIC’s reasonable request, supplying UIC with representative samples of Home Depot’s uses of the Mark; and (iii) refraining from any use of the Marks that would harm the reputation of the Marks, including by tarnishment or dilution.  In order to protect the validity of the Marks and its brand equity, UIC shall have the right to reasonably reject any uses of the Marks by Home Depot or any Third Party Licensee that could, under standards and practices common in the retail industry and in the industry in which the applicable goods and services are provided, reasonably be expected to adversely affect the reputation or validity of the Marks, or that violate any usage guidelines promulgated by UIC pursuant to Section 3.07.

3.07         Usage Guidelines.  Home Depot shall use the Marks in a manner consistent with UIC’s use of the Marks and with guidelines promulgated by UIC from time to time in the future, provided that such guidelines shall not have a material impact on Home Depot’s ability to exploit the Marks as provided in this Agreement.  If such guidelines have not been agreed upon in advance by, and have a material financial impact on, Home Depot, UIC will be responsible for any reasonable and direct out-of-pocket expenses incurred by Home Depot as a result of UIC’s implementation of such guidelines.  Any objection by UIC to the use of any Mark by Home Depot or any Third Party Licensee shall be accompanied by a written statement setting forth in reasonable detail the nature of UIC’s objections and suggestions for removing or replacing the objectionable aspects.  Where practical and appropriate or reasonably required by UIC, Home Depot shall include, or shall require to be included, the following attribution on all product packaging for all Vigoro-Branded Products manufactured for, or marketed and sold by, Home Depot pursuant to licenses granted in connection with Section 3.01:  “VIGORO™/® is a licensed trademark of United Industries Corporation” or such other attribution agreed to by the parties from time to time.

3.08         Changes to the Marks.  UIC shall have the right at any time to make additions to, deletions from, and changes to any or all of the Marks in its sole and complete discretion; provided, however, that UIC shall give Home Depot reasonable prior written notice thereof and that no such change shall, in UIC’s reasonable determination, materially impair the present character, reputation or market position of any Mark.  Home Depot shall, after receipt of such written notice from UIC, adopt and begin using any and all such additions, deletions and changes as soon as reasonably practicable after UIC’s adoption thereof.  Notwithstanding the foregoing, if UIC requires that any such addition, deletion or change be made, Home Depot shall be entitled to distribute and sell-down all existing inventory of Vigoro-Branded Products, and use existing inventory of packaging and label stock, and to use existing advertising and promotional materials, unless UIC notifies Home Depot in writing that such uses of Vigoro-Branded Products, packaging and label stock or promotional materials allegedly infringe the rights of any Person.  If any such addition, deletion or change has not been agreed upon in advance by, and has a material financial impact on, Home Depot, UIC will be responsible for any reasonable and direct out-of-pocket expenses incurred by Home Depot as a result of UIC’s implementation of such addition, deletion or change.

3.09         Goodwill.  Home Depot’s use of the Marks during the Trademark Term, and any goodwill arising therefrom, shall inure solely to the benefit of UIC.  Notwithstanding the foregoing, however, such goodwill shall be transferred to Home Depot in connection with any assignment of the Marks pursuant to Article XI.  Any goodwill arising from the use of Home Depot’s own trademarks shall inure solely to the benefit of Home Depot.

3.10         Co-branding. Home Depot shall not have the right to use the Marks in conjunction with any other trademarks without UIC’s prior written consent, which shall not be unreasonably withheld; provided, however, that usual and customary advertising and merchandising shall not be deemed co-branding.  Notwithstanding the foregoing, UIC shall have no obligation to consent to the use of any other mark in connection with the Vigoro Fertilizers.

3.11         Approvals.  Home Depot shall comply with all applicable laws and regulations and, at its own expense, obtain all appropriate federal, state or local government licenses, permits and other approvals that may be required for performance of its rights and obligations hereunder, except for such licenses, permits and other approvals relating to the manufacture of Vigoro-Branded

Products by UIC, for which UIC shall have the sole right and responsibility pursuant to Section 6.07.

3.12         Security Interest.  UIC will submit a request to the administrative agent for the Credit Agreement to grant a first priority security interest in the Marks to Home Depot.  If the granting of such lien to Home Depot is consented to by requisite parties under the Credit Agreement (as set forth therein), UIC will use commercially reasonable efforts to grant Home Depot a first priority security interest in the Marks, and UIC agrees to take such additional action and execute such documents as reasonably necessary to permit Home Depot to perfect such security interest.  To the extent that Home Depot fails to meet the conditions set forth in Article XI, and, in any event, on the Assignment Date, Home Depot hereby agrees to release any liens and security interests granted hereunder in the Marks.  Home Depot shall also execute and deliver to UIC upon such termination such Uniform Commercial Code termination statements or amendments, certificates for terminating any liens and such other documentation as shall be reasonably requested by UIC to effect the termination and release of any liens and security interests in favor of Home Depot affecting the Marks.

ARTICLE IV.  PROTECTION AND MAINTENANCE OF THE MARKS

4.01         Registration, Prosecution and Maintenance.

a.             UIC Rights.  UIC shall have the sole right and authority to make applications for registration of, prosecute and maintain registrations for, and to make applications for renewal of and renew applications and registrations for any Mark.

b.             Home Depot Rights.

(i)            New Registrations.  If Home Depot desires to register a Mark in a new product category or territory, then UIC shall promptly obtain and review trademark clearance searches in accordance with UIC’s trademark review practices and report the results of such review to Home Depot.  Home Depot may, in its discretion, promptly thereafter notify UIC in writing to proceed with an application for registration, in which case, UIC shall, within fifteen (15) business days after Home Depot’s written notice, (i) for applications for registration within the United States, make application in its own name for registration of such Mark in the product category specified in Home Depot’s notice, and (ii) for applications for registration outside the United States, instruct foreign counsel to make application in UIC’s name for registration of such Mark in the product category and territory specified in Home Depot’s notice.  UIC shall own any such Mark, and Schedule B shall be amended to include any such Mark in the license granted to Home Depot pursuant to Section 3.01(a).  Thereafter, UIC shall keep Home Depot reasonably informed as to the status of the pending registration and any communication from the trademark examiner or any third parties related to the pending registration.

(ii)           Failure of Assignment.  If Home Depot does not take assignment of the Marks pursuant to Article XI, and:

(A)          UIC is supplying a Vigoro-Branded Product to Home Depot (in any product category) as of the termination of Home Depot’s exclusivity and Minimum Annual Volume purchase obligations pursuant to Section 5.02(c), then UIC will continue to supply such Vigoro-Branded Product to Home Depot for the term of the Supply Obligations; or

(B)           Home Depot is making commercially significant sales of a Vigoro-Branded Product outside of the lawn and garden category that UIC does not supply to Home Depot as of the termination of Home Depot’s exclusivity and Minimum Annual Volume purchase obligations pursuant to Section 5.02(c), then the license granted to Home Depot pursuant to Section 3.01(a) and the license granted to Home Depot’s Third Party Licensee pursuant to Section 3.01(b) shall continue (i) only with respect to such Vigoro-Branded Product, (ii) only in those territories in which Home Depot has made any actual commercial sales; and (iii) for the lesser of ten (10) years or until Home Depot is no longer making substantial use of the Marks in commerce in connection with such Vigoro-Branded Product; or

(C)           Home Depot is making commercially significant sales of a Vigoro-Branded Product within the lawn and garden category that UIC does not supply to Home Depot as of the termination of Home Depot’s exclusivity and Minimum Annual Volume purchase obligations pursuant to Section 5.02(c), then the license granted to Home Depot pursuant to Section 3.01(a) and the license granted to Home Depot’s Third Party Licensee pursuant to Section 3.01(b) shall continue (i) only with respect to such Vigoro-Branded Product, (ii) only in those territories in which Home Depot has made substantial sales; and (iii) for one (1) year only to enable Home Depot to transition those products to another brand.

4.02         Enforcement.

a.             Notice.  In the event that the legal department of either party learns of an actual or suspected infringement, misappropriation or misuse by a third party of any Mark or of the other party’s Confidential Information, or of an opposition or cancellation proceeding by a third party attacking the validity or disputing the ownership of any Mark, it shall promptly provide the other party with a written statement of the facts of such infringement, misappropriation, misuse or proceeding, to the extent known.

b.             UIC Obligations.  Except as set forth in Section 4.02(c), UIC shall have the sole right and authority, but not the obligation, to take such steps as necessary to protect the Marks against infringement, misappropriation, tarnishment or misuse, including the commencement of a litigation.

c.             Home Depot Rights.  If UIC commences litigation to protect or enforce any Mark licensed, or contemplated by the parties to be licensed, to Home Depot pursuant to Section 3.01(a), Home Depot shall, to the extent permitted by applicable law, and at its sole Expense, have the right to join and participate in any such litigation, and to select counsel of its own choosing.  UIC shall have sole control of any such litigation; provided, however, that UIC shall not enter into any settlement on behalf of Home Depot or otherwise compromise a claim that would result in (i) the admission of any liability by Home Depot, (ii) any financial liability on the part of Home Depot, or (iii) that would subject Home Depot to injunctive relief without first obtaining Home Depot’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  If, within ninety (90) days after written notice from Home

Depot of an infringement, misappropriation or misuse of any Mark licensed, or contemplated by the parties to be licensed, to Home Depot, UIC has not taken steps to halt such infringement, misappropriation or misuse, then Home Depot shall, to the extent permitted by applicable law, have the right but not the obligation to bring suit to enjoin such infringement, misappropriation or misuse and to select counsel for, and control, the prosecution of any such suit.  If Home Depot commences any such litigation, it (1) shall keep UIC regularly apprised of the nature and status of such litigation, (2) shall permit UIC’s involvement in such litigation at UIC’s expense, and (3) shall not settle such litigation without UIC’s prior written consent, which shall not be unreasonably withheld, provided that it shall not be unreasonable to refuse to consent to any settlement that imposes any financial obligation upon UIC or that in UIC’s good faith opinion may impair the value or reputation of any Mark or the reputation of UIC.  Except as provided herein, Home Depot shall have no right or authority to bring suit in connection with the protection or enforcement of any Mark.  If Home Depot unreasonably withholds, delays or conditions its consent to any settlement for which such consent is required pursuant to this Section 4.02(c), then UIC shall continue to control the prosecution of such claim and shall have the right to commence an action against Home Depot in accordance with the dispute resolution procedures outlined in Section 17.02 herein in the event an adverse result (including any Losses) resulting from a judgment or other determination in such proceeding is less favorable to UIC than the settlement as to which Home Depot failed or refused to provide its consent.

d.             Cooperation.  Each party shall reasonably cooperate with the other party in any enforcement action or proceeding taken by either of them in connection with the Marks in accordance with this Article IV.

4.03         Expenses.

a.             Existing Registrations.  Unless otherwise provided herein, UIC shall bear all Expenses incurred in connection with maintenance and enforcement of the registrations of the Marks in the product categories and corresponding territories listed on Schedule B as of the Effective Date.

b.             New Applications and Registrations.  Home Depot shall reimburse UIC for all reasonable fees and expenses incurred by UIC in connection with obtaining and reviewing trademark clearance searches for New Applications and Registrations (as defined below).  UIC shall bear all other Expenses incurred in connection with prosecution of applications for, maintenance of registrations with respect to, and enforcement of any Marks pursued or obtained by it after the Effective Date (the “New Applications and Registrations”) only if, for each such New Application and Registration, (i) Home Depot, during the Trademark Term (y) purchases any substantial portion of its requirements for Products that are within the scope of such New Applications and Registrations from UIC, and (z) Home Depot purchases commercial quantities (e.g., other than for test marketing purposes) of such Products from UIC, or (ii) UIC has entered into a royalty-bearing Third Party License with respect to the Marks within the scope of such New Application and Registration.  If during the Trademark Term, neither of the foregoing conditions are met, then Home Depot or its designee shall promptly reimburse (and shall thereafter pay) all Expenses incurred in connection with prosecution of applications for, maintenance of registrations and enforcement of such New Applications and Registrations for such Marks.

ARTICLE V.  HOME DEPOT’S PURCHASE OF PRODUCTS

5.01         Terms of Purchase.  All purchase of Products by Home Depot from UIC are subject to the terms and conditions of this Agreement and those terms and conditions of the Supplier Buying Agreement that are not inconsistent with the terms and conditions of this Agreement, all of which shall control over any inconsistent terms and conditions that may be contained in any purchase order, order acknowledgement, bill of lading or similar documentation exchanged between the parties.

5.02         General Purchase Obligations.

a.             Exclusivity.  Until expiration of these purchase obligations as provided in Section 5.02(c), Home Depot shall purchase from UIC all of Home Depot’s and its Affiliates requirements for Vigoro Fertilizers for resale in the United States and its territories and possessions through any channel of trade.

b.             Minimum Annual Volume.

(i)            Requirement.  Until expiration of these purchase obligations as provided in Section 5.02(c), Home Depot shall purchase at least the volume of Vigoro Fertilizer  that is specified in Section 5.02(b)(i) of Schedule E from UIC each calendar year (the “Minimum Annual Volume”).

(ii)           Consequence.  If Home Depot fails to achieve the Minimum Annual Volume for any calendar year, then notwithstanding Section 16.01(c), in addition to its other remedies, UIC may terminate the Trademark Rights upon sixty (60) days written notice to Home Depot.

c.             Term of Purchase Obligations.  Home Depot’s exclusivity and Minimum Annual Volume purchase obligations set forth above in this Section shall begin on the Effective Date and continue until the earlier to occur (plus any extension applicable as set forth in Section 11.01(b)(ii) (Conditions to Assignment Obligation) or Section 17.09 (Force Majeure)) of:

(i)            December 31, 2008, if Home Depot achieves the Minimum Aggregate Volume requirement set forth in Section 5.03(a)(i) by December 31, 2008, but does not agree to extend its exclusivity and Minimum Annual Volume purchase obligations for an additional three years from December 31, 2008;

(ii)           December 31, 2009, if Home Depot fails to achieve the Minimum Aggregate Volume requirement by June 30, 2009, and does not agree to extend its exclusivity and Minimum Annual Volume purchase obligations for an additional three years from December 31, 2009;

(iii)          December 31, 2011, if Home Depot achieves the Minimum Aggregate Volume by December 31, 2008, and agrees to extend its exclusivity and Minimum Annual Volume purchase obligations for an additional three years from December 31, 2008, or if Home Depot agrees to extend its exclusivity and Minimum Annual Volume purchase obligations for any other reason; or

(iv)          December 31, 2012, if Home Depot achieves the Minimum Aggregate Volume by June 30, 2009 and agrees to extend its exclusivity and Minimum Annual Volume purchase obligations for an additional three years from December 31, 2009, or if Home Depot agrees to extend its exclusivity and Minimum Annual Volume purchase obligations for any other reason.

5.03         Assignment Purchase Requirements.  The following purchase requirements are conditions precedent to UIC’s obligation to assign the Marks to Home Depot pursuant to Article XI.

a.             Vigoro Fertilizer.

(i)            Minimum Aggregate Volume.  During the period of January 1, 2004 through December 31, 2008, Home Depot shall have purchased from UIC the minimum aggregate total  of Vigoro Fertilizer specified in Section 5.03(a)(i) of Schedule E (the “Minimum Aggregate Volume”).  If Home Depot fails to purchase the Minimum Aggregate Volume of Vigoro Fertilizer from UIC by December 31, 2008, it shall have until June 30, 2009 to achieve such amount.

(ii)           Consequences.  If Home Depot fails to achieve the Minimum Aggregate Volume requirement by December 31, 2008, then its exclusivity and Minimum Annual Volume purchase obligations set forth in Section 5.02 shall automatically be extended through December 31, 2009.  If Home Depot fails to achieve the Minimum Aggregate Volume by June 30, 2009, then UIC shall have no obligation to assign the Marks to Home Depot as contemplated pursuant to Article XI.

b.             Non-Vigoro Branded Products.

(i)            Final Year Volume.  During the twelve (12) month period immediately prior to the Assignment Date, Home Depot shall have purchased from UIC a minimum total of Non-Vigoro Branded Products of at least the volume specified in Section 5.03(b)(i) of Schedule E (the “Final Year Volume”).  Provided that Home Depot’s ability to achieve the Final Year Volume has been materially impaired by any of the following occurrences, the Final Year Volume shall be reduced by a reasonable amount mutually agreed to by the parties in good faith to account for:  (A) returns of defective Products not replaced by UIC;  (B) any recall of Product mandated by the Consumer Product Safety Commission or the Environmental Protection Agency, or initiated by UIC; (C) the sale by UIC of any Product line that includes Non-Vigoro Branded Products that are, at the time of sale, being sold in Home Depot stores; or (D) UIC’s inability to manufacture or deliver Non-Vigoro Branded Products to Home Depot during such twelve (12) month period.

(ii)           Consequence.  If Home Depot fails to achieve the Final Year Volume, then UIC shall have no obligation to assign the Marks to Home Depot as contemplated pursuant to Article XI herein.

c.             No Breach.  The assignment purchase requirements set forth in subsections (a) and (b) above are conditions precedent to UIC’s obligation to assign the Marks as contemplated pursuant to Article XI herein, and are not guarantees, and Home Depot’s failure to achieve any such purchase requirement will not be deemed a breach of this Agreement, and further, in no event will Home Depot be obligated to UIC for money or injunctive relief for its failure to achieve such purchase requirements.

5.04         Forecasted Products.  Home Depot shall use commercially reasonable efforts (taking into account actual consumer demand) to purchase from UIC the volume of finished goods specified in mutually developed forecasts of Product purchases, but in no event shall Home Depot be obligated to purchase from UIC less than ninety (90) days inventory of finished goods of the affected Products set forth in such forecasts if:  (i) Home Depot discontinues carrying a Product; (ii) the Supply Obligations are terminated by Home Depot for any reason other than UIC’s material breach of the Supply Obligations; or (iii) after the Assignment Date, UIC is no longer Home Depot’s vendor of record for any Product.  Home Depot will purchase such finished goods at Home Depot’s then current invoice price.

ARTICLE VI.  UIC’s SUPPLY OBLIGATIONS

6.01         Obligation to Supply.  Each year at Home Depot’s annual marketing meeting, the parties shall agree on a good faith, reasonable total annual forecast for the Products for the next year based upon historical volumes, weather forecasts and other relevant predictors of consumer demand.  On or prior to November 30th of each year, or as soon thereafter as feasible, the parties shall agree upon a good faith, reasonable forecast for each Product on a SKU-by-SKU and month-by-month basis for the next year, based upon historical volumes, weather forecasts and other relevant predictors of consumer demand.  UIC acknowledges that such forecasts do not represent more than a good faith commitment (taking into account actual consumer demand) by Home Depot to purchase such amounts.  UIC shall use commercially reasonable efforts to manufacture and supply the agreed upon forecasted requirements for Vigoro Fertilizers.

6.02         Subcontractors.  Subject to Home Depot’s written approval, which shall not be unreasonably withheld, conditioned or delayed, UIC shall have the right to use subcontractors to manufacture and supply Products for Home Depot, provided that no such approval is required for subcontractors currently or historically used by UIC with respect to the Products or as provided in Section 17.09.  In the event that Home Depot’s requirements for Vigoro Fertilizer exceeds UIC’s capacity, then UIC shall use reasonable efforts to locate and secure subcontractors reasonably acceptable to UIC to supply Home Depot’s requirements in a commercially reasonable time and at a level of quality substantially equal to that of UIC-manufactured Products, subject to Home Depot’s written approval, which shall not be unreasonably withheld, conditioned or delayed.

6.03         Exclusivity.  From the Effective Date and for so long as Home Depot’s exclusivity obligations set forth in Section 5.02(a) continue pursuant to Section 5.02(c), UIC agrees not to manufacture Vigoro Fertilizers for third parties to sell in the United States and its territories and possessions; provided, however, that if Home Depot fails to comply with such exclusivity obligations, then in addition to any of its other rights and remedies, UIC shall be free to manufacture Vigoro Fertilizer for third parties to sell in the United States and its territories and possessions for the duration of such non-compliance and for such additional period as is necessary for UIC to: (i) fulfill any outstanding manufacture or supply commitments to third parties; and (ii) exhaust inventories of finished goods and components in connection therewith.

6.04         Order Procedure.  Home Depot shall place orders for Products through its Electronic Data Interchange connection with UIC.  UIC shall use good faith efforts to fill such orders within the annual forecasted volumes determined by the parties pursuant to Section 6.01 provided, however, that UIC’s failure to fulfill any order shall not be deemed a material breach of this Agreement.  All Products shall be delivered FOB the respective destination Home Depot store, transit facility or distribution center.  Title to and all incidents of ownership of Products shall transfer to the Home Depot at the time of delivery to the respective destination Home Depot location.  Additional terms and conditions related to UIC’s supply obligations under this Agreement are set forth in Section 6.04 of Schedule E.

6.05         Quality Standards.  The Products at the time of delivery to any Home Depot location shall meet quality standards agreed to by the parties from time to time.  UIC agrees to comply with those environmental, health and safety standards implemented by Home Depot from time to time generally for suppliers of chemicals, fertilizers, pesticides or other lawn and garden products.

6.06         Control of Products.  UIC shall have sole control over its product formulations and methods of manufacture; provided, however, that UIC shall provide Home Depot with reasonable prior notification of any anticipated change in product formulation for any existing Product that would reasonably be expected to affect the efficacy of such Product.  In the event that Home Depot objects in writing to such change in product formulation within ten (10) Business Days, then UIC and Home Depot shall meet to discuss Home Depot’s concerns and, if Home Depot does not withdraw its objection, then UIC shall not implement any such change in product formulation for Products supplied to Home Depot.  Nothing herein shall prevent UIC or any Person authorized by UIC from using any of UIC’s product formulations to manufacture, market or sell any products in any channel of trade.  Further, nothing herein shall require UIC to implement any Home Depot suggestion related to new Products or Product improvements, and UIC’s failure to implement any such suggestions shall not constitute a breach of this Agreement.

6.07         Approvals.  Except as may be required pursuant to Section 3.11, UIC shall have the sole right to apply for, prosecute and maintain licenses, permits and other approvals for, and registrations of, the Products with federal, state and local governmental authorities and administrative agencies including, without limitation, the Environmental Protection Agency.  Upon UIC’s reasonable request and at UIC’s expense, Home Depot shall supply UIC with information as required to support such approvals and registrations.

6.08         Exclusive Remedies.  The remedies set forth in this Article VI are in lieu of any other remedies that may be available to Home Depot for quality or quantity related problems with shipments of Products and constitute Home Depot’s sole and exclusive remedy and UIC’s sole liability to Home Depot with respect to non-conforming Products.

6.09         Supplier Buying Agreement.  All applicable terms and conditions of the Supplier Buying Agreement between the parties that are not inconsistent with the terms and conditions of this Agreement are herein incorporated by reference.   To the extent of any conflict between the Supplier Buying Agreement and the other terms and conditions of this Agreement, the terms and conditions set forth herein shall control.

ARTICLE VII.  CONSUMER ISSUES

7.01         Customer Complaints.  Home Depot shall use commercially reasonable efforts to notify UIC of any end-user consumer complaints with respect to the Products that it receives.  With respect to Vigoro-Branded Products manufactured for Home Depot by Third Party Licensees, Home Depot and/or such Third Party Licensee shall take all commercially reasonable steps to resolve such consumer complaints to the consumer’s satisfaction and to protect the reputation of and goodwill associated with the Marks and shall reasonably assist UIC in any investigation related to such complaint.

ARTICLE VIII.  SALES AND MARKETING OBLIGATIONS

8.01         By UIC.  In connection with the annual forecast for Product volumes to be provided by Home Depot pursuant to Section 6.01, the parties shall meet and in good faith agree upon UIC’s forecasted annual revenues (less forecasted returns) for the corresponding year.  During each month of each contract year, Home Depot shall be permitted to deduct from its monthly invoice payment requirements the percentage of such forecasted annual revenue that is specified in Section 8.01 of Schedule E.

8.02         By Home Depot.  Home Depot shall display and promote the Vigoro brand and stack and display Vigoro Fertilizer in those Home Depot stores that are to distribute Vigoro Fertilizer pursuant to Home Depot’s 2004 fertilizer Planogram and in those Home Depot stores that are subsequently opened in the same territories which carry products of the name nature as the Products.  Home Depot shall use commercially reasonable efforts to advertise, market and promote the Vigoro brand in the United States and its territories and possessions.

ARTICLE IX.  REPORTS AND RECORDS

9.01         Reports.

a.             By Home Depot.  Within thirty (30) days after the end of each calendar quarter, Home Depot shall provide to UIC (i) a written report of the number and dollar amounts of all Vigoro-Branded Products, broken out by product, purchased by Home Depot from a Third Party Licensee during such quarter, and (ii) a copy of Home Depot’s “Return to Vendor Report” (or any substitute or successor report containing substantially the same information) for each Third Party Licensee.  In addition, Home Depot shall reasonably report any issues or problems of which Home Depot is aware in connection with the quality of a Vigoro-Branded Product provided by a Third Party Licensee.

b.             By Third Party Licensees.  Home Depot shall cause the Third Party Licensees to make reports and accompanying royalty payments to UIC not less frequently than quarterly.  Such Third Party Licensees shall be subject to reasonable audit and information reporting requirements in addition to those required herein.

c.             Annual Report.  On or before February 28th, of the following year, or as soon thereafter as is reasonably practicable, the parties shall meet and agree on, and document:  (i) the amounts of Products purchased by Home Depot during the preceding year that are to be applied toward Home Depot’s Minimum Annual Volume purchase obligation set forth in Section 5.02(b) and toward its assignment purchase requirements set forth in Section 5.03 (if applicable for that year); and (ii) the cumulative amounts of Products purchased by Home Depot as of December 31st of the preceding year that are to be applied toward Home Depot’s assignment purchase requirements set forth in Section 5.03 (if applicable for that year).

9.02         Books and Records.  Each party shall keep complete and accurate records and books of account consistent with this Agreement and in accordance with generally accepted accounting principles, consistently applied, sufficient to document such party’s rights and obligations under this Agreement (the “Records”).  Such Records shall be retained for a minimum of five years following the end of the calendar year or other period to which they relate.

9.03         Confidentiality.  Any information contained in the Reports or the Records shall be treated as Confidential Information by the receiving party and its agents as provided in Article XIV.

ARTICLE X.  PRICING AND PAYMENT TERMS

10.01       Purchase Price.  Home Depot shall pay UIC for Products supplied hereunder as follows:

a.             During calendar year 2004, the Purchase Price of any Product shall be the Purchase Price set forth in Schedule C.

b.             After calendar year 2004, all Purchase Prices shall be determined by mutual agreement of the parties, in good faith taking into consideration increases or decreases in the costs of raw materials, shipping and other costs incurred by UIC in connection with manufacturing and supplying particular Products, and the cost and/or prices of products sold by competitors of Home Depot and UIC that are substantially similar in quality and efficacy as such Product.

10.02       Payment Terms.  Payment terms are set forth in Section 10.02 of Schedule E.

10.03       Calculation of Royalties.  Royalties payable pursuant to Third Party Licenses granted under Section 3.01(b)(ii) shall be determined by mutual agreement of the parties.

ARTICLE XI.  ASSIGNMENT AND LICENSE-BACK OF VIGORO MARKS

11.01       Assignment Obligation.

a.             Obligation.  The parties agree that, upon the occurrence of the conditions set forth in Section 11.01(b), UIC shall assign to Home Depot all its right, title and interest in and to the Marks, together with all the goodwill associated therewith.

b.             Conditions to Assignment Obligation.

(i)            Home Depot has achieved the assignment purchase requirements set forth in Section 5.03;

(ii)           UIC has received undisputed and final payment in full for all purchases applied toward the foregoing assignment purchase requirements, to the extent such amounts are not the subject of a good faith dispute; provided, however, that if Home Depot disputes any amount and the non-payment of such amount would lower the amount of payments received by UIC under this Agreement below the amounts of the assignment purchase requirements set forth in Section 5.03, then Home Depot’s exclusivity and Minimum Annual Volume purchase obligations set forth in Section 5.02 shall be extended, and the assignment contemplated by this Article XI shall not occur, until UIC has received payments in the full amount of each of the assignment purchase requirements; and

(iii)          Home Depot has agreed in writing to extend its exclusivity and Minimum Annual Volume purchase obligations set forth in Section 5.02 until December 31, 2011 or, if Home Depot has failed to meet the Minimum Aggregate Volume by December 31, 2008, until December 31, 2012, plus any extension to either of the foregoing dates applicable as set forth in Section 11.01(b)(ii) (Conditions to Assignment Obligation) or Section 17.09 (Force Majeure).

c.             Assignment Date.  Provided that each of the conditions set forth above in Section 11.01(b) have been achieved, then UIC shall assign the Marks to Home Depot, such assignment to be executed and effective not earlier than May 1, 2009, but otherwise within thirty (30) days after the date upon which Home Depot (i) achieves such conditions to assignment, and (ii) provides written certification to UIC that it has achieved such conditions (the “Assignment Date”).

d.             Form of Assignment.  Any assignment required by this Section 11.01 shall be accomplished through execution of the form attached hereto as Exhibit A.  The parties shall use reasonable efforts to structure the transfer of the Marks so as to avoid the imposition of any taxes in connection with such transfer.  Notwithstanding the foregoing, all liability for use, sales, gross receipt, transfer, stamp, registration or similar taxes which nevertheless arise out of such transfer shall be paid by Home Depot.

e.             Further Assurances.  UIC shall execute and deliver such documents and take such further actions as may be necessary to carry out any assignment required by this Section 11.01.

11.02       Effect of Assignment.  Upon assignment of the Marks from UIC to Home Depot, all Trademark Rights shall immediately terminate, and UIC shall have no further obligations or liabilities which arise before or after the Assignment Date with respect to such Marks; provided, however, that if with respect to a Mark, prior to the Assignment Date UIC is responsible for claims associated with any Mark pursuant to Section 13.01(c), then (z) UIC shall continue to be responsible for any claims in connection with such Mark that arose prior to the Assignment Date.

ARTICLE XII.  WARRANTIES AND REPRESENTATIONS

12.01       Authority.  Except as indicated in Article II, each party hereby represents and warrants to the other that:  (i) it has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; and (ii) this Agreement has been duly authorized by all necessary action on its part.

12.02       Home Depot Warranties.

a.             Approvals.  Home Depot hereby represents and warrants that, prior to the Assignment Date, Home Depot shall comply, and shall cause any Third Party Licensees to comply, with all applicable laws and regulations and obtain all appropriate federal, state or local government licenses, permits or other approvals necessary for performance of its rights and obligations hereunder.

12.03       Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY WARRANTIES AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XIII.  INDEMNIFICATION

13.01       By UIC.  Except as otherwise provided in this Agreement, UIC hereby agrees to defend, hold harmless and indemnify Home Depot and its Affiliates and all of their  past, present and future directors, officers, employees, agents, successors and assigns from and against any and all Losses:

a.             arising out of breach by UIC of any of its representations or warranties under this Agreement;

b.             arising out of UIC’s uncured failure to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof, or

c.             arising out of any claim that the use by Home Depot or its Affiliates (but excluding any use by Third Party Licensees) of any Mark, or of any other intellectual property supplied by or on behalf of UIC in connection with the Products infringes, misappropriates or otherwise conflicts with the intellectual property or other rights of any Person, provided that such use of any Mark is solely in connection with and limited to Products supplied by UIC (and not any products or services supplied by a third party)

13.02       By Home Depot.  Except as otherwise provided in this Agreement, Home Depot hereby agrees to defend, hold harmless and indemnify UIC and its Affiliates and its and their past, present and future directors, officers, employees, agents, successors and assigns, during the term of this Agreement and thereafter, from and against any and all Losses:

a.             arising out of breach by Home Depot of any of Home Depot’s representations or warranties under this Agreement;

b.             arising out of any claim that the use (other than in connection with Products supplied by UIC for which UIC is responsible pursuant to Section 13.01(c)) by Home Depot or its Affiliates or any Third Party Licensee of any Mark or trademark, or of any product similar to the Products, infringes, misappropriates or otherwise conflicts with the intellectual property rights of any Person; or

c.             incurred after the Assignment Date that arise out of claims related to the Marks, to the extent such claims were not the results of an act or omission of UIC, its affiliates, agents or representatives.

13.03       Notification and Procedure.  Upon receipt of notice, whether formal or informal, direct or indirect, of any claim for which indemnification may be available under this Article XIII, the party receiving notice shall promptly notify the other party, and the management of both parties shall meet to discuss how to handle the matter.  Notwithstanding the foregoing, the indemnifying party shall have the right to control the defense of any claim and to settle such claim in its sole discretion, except that any such settlement shall not require the indemnified party to take or refrain from taking any action other than the payment of money damages for which it is fully indemnified without its prior consent, which such consent shall not be unreasonably withheld, delayed or conditioned.  The indemnified party shall have the right and obligation to reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in the defense, settlement or other resolution of any claim.  If the indemnifying party fails to timely and adequately conduct the defense of any claim, then the other party shall be entitled to take over control of such defense, including without limitation the right to select new counsel. If the indemnified party unreasonably withholds, delays or conditions its consent to any settlement for which such consent is required pursuant to this Section 13.03, then the indemnifying party shall continue to control the defense of such claim and shall have the right to commence an action against the indemnified party in accordance with the dispute resolution procedures outlined in Section 17.02 herein in the event adverse result (including any Losses) resulting from a judgment or other determination in such proceeding is less favorable to indemnifying party than the settlement as to which indemnified party failed or refused to provide its consent.

13.04       Limitations of Liability.

a.             Special Damages.  NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, EVEN IF SUCH DAMAGES WERE FORESEEABLE..

b.             Exclusive Remedies.  There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and the Supplier Buying Agreement.  Except as otherwise provided in this Agreement, the indemnification rights provided hereunder shall be the exclusive remedy of the parties with respect to any third-party claims arising out of or related to this Agreement.

ARTICLE XIV.  CONFIDENTIALITY

14.01       Confidential Information.  During the term of this Agreement, each party or its subsidiaries or Affiliates may receive, or otherwise acquire from the other party, non-public technology, know-how, or information (including without limitation, any technical, business, financial, product, marketing, customer, supplier or other information) related to the other party or its subsidiaries or affiliates (“Confidential Information”).

14.02       Non-Disclosure of Confidential Information.  Each party shall (i) use the Confidential Information of the other party solely for purposes of this Agreement and (ii) shall disclose Confidential Information of the other party only to its officers, employees, and third party consultants whose duties reasonably require familiarity with such information.  Each party shall obtain from any such third party consultant a legally enforceable written agreement not to disclose the other party’s Confidential Information, or knowledge or know-how derived therefrom, to any other Person or use such Confidential Information for any purposes other than those contemplated by this Agreement.  Each party shall take all commercially reasonable actions to protect the other party’s Confidential Information from disclosure or misappropriation (but in no event shall such party use less than a reasonable degree of care) and shall be responsible for compliance with the restrictions in this Agreement by its Affiliates and the officers, employees and third party consultants of itself and its Affiliates.  The confidentiality obligations of the parties shall continue indefinitely as to trade secrets, product formulations and manufacturing methods and processes, or for the longest period of time permitted under applicable law, and for a period of five (5) years for all other Confidential Information, and each of the foregoing obligations shall survive expiration or termination of this Agreement for any reason.

14.03       Non-Disclosure of Agreement.  The existence of this Agreement, each of its terms and conditions, and all information required to be provided from one party to another under the terms and conditions of this Agreement, including without limitation, the contents of Records and Reports, shall be deemed Confidential Information that is subject to the non-disclosure provisions of Section 14.02, except that this Agreement may be disclosed as required by applicable law (including the disclosure requirements of the securities laws) and to actual or potential investors, provided that such investors agree to be bound by confidentiality restrictions substantially equivalent to those contained in this Agreement.

14.04       Exceptions.  The confidentiality obligations of the receiving party under this Article XIV shall not apply to any information that:

a.             is, or becomes, publicly known through no wrongful act of the receiving party or its officers, employees or third party consultants;

b.             is received by the receiving party without restriction from a third party without breach of any obligation of nondisclosure;

c.             is required to be publicly disclosed pursuant to a governmental or judicial requirement or other requirement of law, but only after notifying the party owning such information of such requirement, including the content of such disclosure, the reasons that such disclosure is required by law and the time and place that such disclosure is to be made and, if requested by the owning party, using reasonable efforts to minimize such disclosure and to obtain confidential treatment for all or relevant portions of the Confidential Information to be disclosed;

d.             the receiving party can show was already in its possession at the time of disclosure hereunder and was not previously obtained from the disclosing party under a continuing obligation of confidentiality; or

e.             is developed by the recipient party without the use of Confidential Information obtained from the disclosing party.

14.05       Return of Confidential Information.  Upon request of either party, and in any case upon expiration or termination of this Agreement, each party shall promptly return to the other party all copies of the other party’s Confidential Information in its possession or control, except that each party may retain its copies of this Agreement and copies of any Reports received from or provided to the other party.

ARTICLE XV.  NOTICES

15.01       Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, transmitted by facsimile, or sent by registered, certified or express mail, postage prepaid or sent by a reputable air courier for overnight delivery; provided, however, that notification by facsimile shall be effective on the date of confirmed transmission of such facsimile only if a copy of such notice is delivered by registered, certified or express mail, postage prepaid or sent by a reputable air courier for overnight delivery.  Any such notice or other communication, if mailed by prepaid first class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received upon receipt, or if sent by overnight courier on the air courier’s scheduled day of delivery, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this section.  In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notices or other communications shall be delivered by hand and shall be deemed to have been received in accordance with this section.  Notice and other communications shall be addressed as follows:

If to Home Depot:

Home Depot Services LLC

Attn.: Merchandising Vice President, Dept. 28

2455 Paces Ferry Road

Atlanta, Georgia  30339

With required copies (which shall not constitute notice to Home Depot) to:

Home Depot U.S.A., Inc.

Attn.: Sr. Director, Legal - Operations

2455 Paces Ferry Road

Atlanta, Georgia  30339

If to UIC:

United Industries Corporation

Attn. General Counsel

2150 Schuetz Road

St. Louis, MO 63146

With required copies (which shall not constitute notice to UIC) to:

Kirkland & Ellis LLP

Attn. Richard W. Porter, P.C.

200 E. Randolph Drive

Chicago, IL 60601

For the purposes hereof, “Business Day” means any day, other than Saturday, Sunday or any statutory holiday.

ARTICLE XVI.  TERMINATION

16.01       Termination.

a.             With Cause.

(i)            Trademark Rights.  Subject to Home Depot’s right to cure under Section 16.01(c), UIC shall have the right to terminate the Trademark Rights:  (i) upon Home Depot’s material breach of any of its obligations or duties under the Trademark Rights; or (ii) upon Home Depot’s bankruptcy or insolvency.

(ii)           Supply Obligations. Subject to the parties’ right to cure under Section 16.01(c), either party shall have the right to terminate the Supply Obligations upon the other party’s material breach of its obligations or duties under the Supply Obligations.  Without limiting the generality of the foregoing, any breach by Home Depot of its obligations under Section 5.02 or failure to pay pursuant to Section 10.02 shall be considered material breaches for which UIC may terminate.

b.             Without Cause.

(i)            Trademark Rights.  UIC may terminate the Trademark Rights upon either party’s termination of the Supply Obligations.  Home Depot may terminate the Trademark Rights upon thirty (30) days written notice to UIC.

(ii)           Supply Obligations.  Home Depot may terminate the Supply Obligations at any time after expiration of its exclusivity and Minimum Annual Volume purchase obligations, as provided in Section 5.02(c), upon twelve (12) months prior written notice to UIC.  Upon twelve (12) months prior written notice to Home Depot, UIC may terminate the Supply Obligations at any time after the later to occur of:  (i) the Assignment Date; or (ii) June 30, 2009.

c.             Right to Cure.  Except with respect to Home Depot’s obligations pursuant to Sections 5.02 and 5.03, if either party fails to perform any material obligation under this Agreement, the non-breaching party shall provide written notice thereof, specifying in detail the nature of the breach and indicating its intent to terminate if such breach is not cured.  The breaching party shall have sixty (60) days from receipt of such notice to remedy such breach; provided, however, that if the breaching party has within such 60-day period begun and diligently pursued a course of action reasonably likely to cure such breach as approved in writing by the non-breaching party, which approval shall not be unreasonably withheld, conditioned or delayed, then the breaching party shall have until one hundred and twenty (120) days after receipt of such notice to cure such material breach.  Upon the expiration of the cure period (including any extension) without cure, the non-breaching party may elect to terminate the Trademark Rights and/or the Supply Obligations upon written notice to the breaching party.

16.02       Effects of Termination.

a.             Use of Marks.  Upon termination of the Trademark Rights, the trademark license to Home Depot and all Third Party Licenses granted pursuant to Section 3.01 shall immediately terminate, and Home Depot agrees to discontinue all use of the Marks within one (1) year of the date of termination and to cooperate with UIC or its appointed agent to:  (i) ensure that all Third Party Licensees immediately cease using the Marks; and (ii) apply to the appropriate authorities to cancel recording of this Agreement from all government records and to destroy all printed materials bearing any of the Marks.  Notwithstanding the foregoing, Home Depot shall have the right, for a period of one (1) year, to advertise, market and sell any of its inventory of Vigoro-Branded Products existing as of the expiration or termination date and to continue to use the Marks as it had previously to advertise and market such inventory.

b.             Amounts Due.  Expiration or termination of any portion of this Agreement shall not relieve either party of its obligation to pay any amounts due or owing.

ARTICLE XVII.  MISCELLANEOUS

17.01       Governing Law.  This Agreement shall be governed by and construed in accordance with, and the legal relations between the parties hereto shall be determined in accordance with, the laws of the State of Georgia, United States, without regard to any Georgia laws relating to or governing conflict of laws issues.

17.02       Dispute Resolution.  Except as otherwise specified in this Agreement, in the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the formation, performance or breach hereunder (a “Dispute”), upon the written notice of either party, Home Depot and UIC shall attempt in good faith and with a spirit of mutual cooperation to negotiate an amicable resolution of the Dispute for a 30-day period or a mutually-agreed extension of time (the “Negotiating Period”).  Any Dispute not resolved during the Negotiating Period shall be submitted to a single neutral arbitrator chosen by mutual agreement of the parties, to resolve in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The parties shall equally share the cost of the chosen arbitrator.  The party first invoking arbitration shall do so by sending notice in accordance with this Agreement.  The arbitrator shall make every effort to complete the arbitration within ninety (90) days from the initial demand for arbitration. The award rendered by the arbitrator shall be binding upon the parties, but may be appealed to any court having jurisdiction thereof by either of the parties.  The provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any state, federal or local court, or administrative tribunal, other than as expressly permitted herein.  Any dispute resolution which takes place pursuant to this Agreement shall be confidential and shall be treated as a compromise and settlement negotiation for purposes of the Federal Rules of Evidence and State rules of evidence.

17.03       Injunction.  Nothing in this Agreement shall prevent either party from resorting to judicial proceedings for the limited purpose of seeking a preliminary injunction or to avoid the barring of the claim under the applicable statute of limitations.  In addition, resort by either party to negotiation or arbitration pursuant to this Agreement shall not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party to pursue any such judicial relief; provided, however, that irrespective of the filing of any such request for judicial relief the parties shall continue to participate in the dispute resolution proceedings required by Section 17.02.

17.04       Status of Parties.  Nothing herein shall create, be deemed to create or be construed as creating any partnership, employer-employee, joint venture, franchise or agency relationship between the parties hereto or shall be deemed to render any party to this Agreement liable for any of the debts or obligations of another.  Neither party to this Agreement shall, by virtue of this Agreement, in any way be considered an agent or representative of the other party in any dealings with any third party, and no party hereto nor any of its employees or agents shall have the power or authority to bind or obligate the other party by virtue of this Agreement.

17.05       Entirety of Agreement.  This Agreement and all Schedules and Exhibits attached hereto (which are deemed incorporated into this Agreement), and the Supplier Buying Agreement referenced in Section 6.09 (subject to the limitations of Section 6.09), reflect the entire agreement of the parties with respect to the subject matter hereof and all prior oral or written communications, agreements and undertakings are merged herein.

17.06       Amendment.  No supplement, modification or waiver of this Agreement shall be implied from any conduct of the parties or trade custom or usage and to be binding must be executed in writing by UIC and Home Depot.

17.07       Assignment.  This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other; provided, however, that either party may transfer this Agreement in the event of and in connection with a Change of Control of either party.  Notwithstanding the foregoing, UIC may grant a security interest in this Agreement and its rights hereunder to its primary lenders (including any future lenders) and such lender may exercise creditors remedies or foreclose and shall be entitled to exercise the rights of UIC hereunder.  Unless assigned or transferred in violation hereof, this Agreement shall be binding upon the successors and permitted assigns of the parties hereto.

17.08       Waivers and Consents.  No modification, amendment or waiver of or with respect to any provision of this Agreement, nor consent to any departure from strict compliance with any of the terms or conditions hereof, shall be effective unless it shall be in writing and signed by the party waiving such compliance.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

17.09       Force Majeure.  Neither party shall be in breach of its obligations hereunder to the extent that performance is prevented, delayed or (in the sole but reasonable judgment of the party concerned) made materially more expensive as a result of the following contingencies:  (a) any cause beyond the reasonable control of the party concerned, including without limitation, acts of God, riots, civil commotion, wars, threats of war, acts of terror or threats thereof, hostilities between nations, governmental laws, orders or regulation, embargoes, actions by government or agency thereof, storms, floods, fires, accidents, labor disputes or strikes, sabotage, explosions, or other similar or different contingencies; or (b) any commercial unavailability of raw material for the production of the Products, provided that such commercial unavailability affects the industry generally and is not specific to UIC.  In the event either party is unable to perform its respective obligations, covenants and promises under this Agreement, in whole or in part, due to circumstances of force majeure, such party shall give the other party prompt notice of such circumstances and shall take reasonable steps to remove or alleviate such impediments to its performance as soon as possible.  Performance under the terms of this Agreement shall be suspended for such time as the force majeure persists and shall resume as soon as practicable after the force majeure has abated.  If the performance of any obligation under this Agreement is delayed owing to any such causes, the parties hereto shall consult with each other with respect to an equitable solution.  If UIC cannot provide Products to Home Depot due to a force majeure event for any continuous period of more than twenty (20) days, then UIC shall have the option to use subcontractors to supply such Products to Home Depot, without obligation to obtain Home Depot’s consent to such subcontractors.  If UIC cannot provide Products due to a force majeure event and the parties cannot resolve the matter such that UIC (or its subcontractors) is able to resume filling Home Depot’s orders for Products within forty-five (45) days, then Home Depot shall have the option to source such Products from a third party only during the duration of UIC’s inability to supply and only for the affected Products, in which case: (A) Home Depot’s purchases from such third party (up to an amount not to exceed such purchases of such Products from UIC during the same period of time 12 months prior to such event) shall apply towards Home Depot’s Minimum Annual Volume and Minimum Aggregate Volume purchase obligations under this Agreement so as not to delay assignment of the Marks pursuant to Article XI; and (B) the term of Home Depot’s exclusivity and Minimum Annual Volume obligations under Section 5.02 shall be extended beyond the date that such obligations would otherwise terminate under Section 5.02(c) for a period of time equal to the period of time that Home Depot sourced Products from third parties.

17.10       Notices and Consents.  In any instance under this Agreement where a party’s approval or consent is required, or where notification is required to be given to a party, if such party fails to respond in writing within ten (10) Business Days from receipt (pursuant to Section 15.01) of such request for approval or consent, or receipt (pursuant to Section 15.01) of such notice, then such party shall be deemed to have granted its approval or consent, and to have waived any objection, in connection with the matter for which approval or consent was requested or about which it was notified.  In the event a party from whom approval or consent is requested withholds, delays or conditions such approval or consent, then such party shall provide to the requesting party within ten (10) Business Days from receipt (pursuant to Section 15.01) of the request for approval or consent, in writing and with reasonable specificity, its reasons for withholding, delaying or conditioning such approval or consent

17.11       No Third Party Beneficiaries.  The parties hereto do not intend the benefits or rights contained in any provision of this Agreement to inure to the benefit of any third party.  Notwithstanding anything contained in this agreement to the contrary, the parties hereto agree that this Agreement shall not be construed as creating any rights, claims or causes of action against any party to this Agreement in favor of any third party.

17.12       Import/Export Laws.  In exercising its rights and performing its obligations under this Agreement, each party and its Affiliates shall fully comply with all applicable foreign, national, state and local importation and exportation laws and regulations.

17.13       Severability.  If any provision or provisions of this Agreement, or any portion of any provision hereof or thereof, shall be deemed invalid or unenforceable pursuant to a final determination of any arbitrator or court of competent jurisdiction, or as a result of future legislative action, such portion or provision shall be deemed severed from this Agreement, but the remainder of this Agreement shall continue in full force and effect.  Notwithstanding the foregoing, if such ruling materially impairs the value of the entire Agreement as to either party, the parties shall enter into good faith negotiations for a period of not more than 90 days aimed at modifying the Agreement in a manner that compensates such party for the lost value.  In the event such negotiations are not successful, this Agreement shall automatically be terminated upon expiration of the negotiation period.

17.14       United Nations Convention of Contracts for the International Sale of Goods.  The parties agree that the United Nations Convention of Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

17.15       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

17.16       Survival.  The following provisions shall survive expiration or termination of this Agreement:  Articles XII, XIII, XIV, XV, and Article XVII.

[End of Agreement; signatures follow on next page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer or representative on February 12, 2004, effective as of the Effective Date.

United Industries Corporation		Home Depot U.S.A., Inc.

By:	/s/ Robert L. Caulk	By:	/s/ Steven J. Jansen

Robert L. Caulk		Steven J. Jansen
Print Name		Print Name

Its:	Chairman and CEO	Its:	Merchandising Vice President
	Print Title		Print Title

SCHEDULE A

Commodity Fertilizers

Product Description of Commodity Fertilizers

All American 34-0-0
All American 15-5-10
All American 16-4-8
All American &/or Soilife 10-20-10
All American &/or Soilife 8-8-8
All American &/or Soilife 10-10-10
All American &/or Soilife 13-13-13
All American Ammonium Sulfate
Soilife Ammonium Sulfate
Soilife 34-0-0
All American &/or Soilife 6-12-12
All American &/or Soilife 5-10-5
All American &/or Soilife 10-6-4
All American Ammonium Phosphate
All American &/or Soilife 6-6-6
All American Natural Organic
All American Iron Sulfate
All American Magnesium Sulfate
All American Magnesium Sulfate
All American Maganese Sulfate
All American Maganese Sulfate
All American Triple Super Phosphate
All American Sulfate of Potash
All American Milorganite
P/I Super 8-8-8
P/I Super 10-10-10
P/I Super 13-13-13
P/I Super 12-12-12
P/I Super 16-4-8
Marble Chips
Bark Rock Nuggets
Lime Rite Pellitized Lime
5# Deco Marble Chips

Product Description of Commodity Fertilizers

5# Deco Pebbles
Greystone Slate
All American 16-16-16
All American 12-12-12
Aluminum Sulfate
Pulverized Limestone

SCHEDULE B

Marks

Mark	Permitted Territories	Permitted Product Categories	Registration/ Application Numbers
VIGORO	United States	1. Fertilizers	1.	186,125
		2. Pesticides and weedicides	2.	822,216
		3. Seeds for agricultural purposes	3.	2,230,960
		4. Mechanical fertilizer spreaders	4.	2,266,583
	Canada	1. Fertilizer	1.	45,670
		2. Fertilizer spreaders	2.	505,233
	European Community	Fertilizers		510,701
	Germany	Fertilizers		761,661
	Mexico	All Goods in Int’l Class 1		447922
	Norway	All Goods in Int’l Class 1		189,257
	Puerto Rico	Chemicals		7,804
	Switzerland	Fertilizers		445,212
	United Kingdom	Fertilizers		812,017
VIGORO (flower design)	United States	Fertilizers and soil conditioning agents for domestic and agricultural use		2,163,609
VIGORO DEEP GREEN	Canada	Fertilizers		377,240
VIGORO GARDENER’S REPORT	Canada	Printed periodical publications and related materials		451,838

*Goods in International Class 1 include chemicals used in industry, science and photography, as well as in agriculture, horticulture, and forestry; unprocessed artificial resins; unprocessed plastics; manures; fire extinguishing compositions; tempering and soldering preparations; chemical substances for preserving foodstuffs; tanning substances; and adhesives used in industry.

SCHEDULE C

Pricing

2004 VIGORO PRICING SUMMARY

Item #	Sku #	Brand	SKU Description	Ship Unit	Std. Pack	Size/ Weight	2004 SOQ Cost

SUB-CLASS: LAWN FERTILIZERS
All Purpose
722327	606609	Vigoro	VIG U/T Lawn Fertilizer	35	Varies	15M	$ [ * ]
722328	606643	Vigoro	VIG U/T Lawn Fertilizer	100	Varies	5M	$ [ * ]
522320	606366	Vigoro	VIG U/T Centipede Lawn Fertilizer	120	120	5M	$ [ * ]
522335	607072	Vigoro	VIG U/T Texas Turf Fertilizer	70	70	5M	$ [ * ]
522173	538470	Vigoro	Vigoro Ultra Iron	66	66	25#	$ [ * ]
Weed & Feed
722343	642774	Vigoro	VIG U/T Weed & Feed	100	Varies	5M	$ [ * ]
722344	643654	Vigoro	VIG U/T Weed & Feed	35	Varies	15M	$ [ * ]
522347	607882	Vigoro	VIG U/T Lawn Weed Control	100	100	5M	$ [ * ]
522352	608316	Vigoro	VIG U/T Bahia Weed & Feed	100	100	5M	$ [ * ]
522321	606432	Vigoro	VIG U/T Centipede Weed & Feed	120	120	5M	$ [ * ]
722336	643866	Vigoro	VIG U/T St. Augustine W&F	90	90	5M	$ [ * ]
722337	607175	Vigoro	VIG U/T St. Augustine W&F	49	49	10M	$ [ * ]
Crabgrass Preventer
722322	606433	Vigoro	VIG U/T CrabGrass Preventer + Fertilizer	100	100	5M	$ [ * ]
722323	606553	Vigoro	VIG U/T CrabGrass Preventer + Fertilizer	30	35	15M	$ [ * ]
722324	606603	Vigoro	VIG U/T CrabGrass Preventer	80	80	5M	$ [ * ]
Starter
522232	480253	Vigoro	Vigoro Starter	12	504	3.5#	$ [ * ]
722338	607369	Vigoro	VIG U/T Starter Fertilizer	100	Varies	5M	$ [ * ]
722339	607372	Vigoro	VIG U/T Starter Fertilizer	35	35	15M	$ [ * ]
Moss Control
522334	606741	Vigoro	VIG U/T Moss Control + Fertilizer	66	66	5M	$ [ * ]
721468	538-359	Vigoro	VIG Moss Control + Fertilizer (filled inventory)	66	66	5M	$ [ * ]
522350	606884	Vigoro	VIG U/T Moss -EX	90	90	5M	$ [ * ]
521465	538458	Vigoro	VIG Moss -EX (filled inventory)	90	90	5M	$ [ * ]
Lawn Insect Control + Fertilizer
522331	606889	Vigoro	VIG U/T Lawn Insect Control	100	100	5M	$ [ * ]
522333	607753	Vigoro	VIG U/T Lawn Insect Control	30	30	15M	$ [ * ]
Winterizer
722325	235075	Vigoro	VIG U/T Winterizer	110	110	5M	$ [ * ]
722326	235525	Vigoro	VIG U/T Winterizer	35	35	15M	$ [ * ]
722348	232749	Vigoro	VIG U/T Winterizer Weed & Feed	110	110	5M	$ [ * ]
722349	233507	Vigoro	VIG U/T Winterizer Weed & Feed	35	35	15M	$ [ * ]
SUB-CLASS: GARDEN FERTILIZERS
All Purpose
500612	554697	Vigoro	Ultra Vigoro All Purpose 3 Month	9	378	5#	$ [ * ]
Blooming
501200	740020	Vigoro	Vigoro Bloom Master	72	72	20#	$ [ * ]
Rose & Flower
522250	480121	Vigoro	Vigoro Rose Food	12	504	3.5#	$ [ * ]
501160	739981	Vigoro	Vigoro Rose Food	72	72	20#	$ [ * ]

[ * ] Certain confidential information contained in this document, marked by brackets, is filed with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Tomato & Vegetable
522246	480152	Vigoro	Vigoro Tomato & Vegetable	12	504	3.5#	$ [ * ]
Acid Loving
522248	480148	Vigoro	Vigoro ACR	12	504	3.5#	$ [ * ]
501180	740002	Vigoro	Vigoro ACR	72	72	20#	$ [ * ]
Tree & Shrub
522260	426026	Vigoro	Vigoro Tree & Shrub Food	12	504	3.5#	$ [ * ]
501275	110846	Vigoro	Vigoro Tree & Shrub Food	72	72	20#	$ [ * ]
501285	483736	Vigoro	Vigoro Holly Food	48	48	35#	$ [ * ]
Citrus
522244	480178	Vigoro	Vigoro Citrus & Avocado	12	504	3.5#	$ [ * ]
501220	735217	Vigoro	Vigoro Citrus & Avocado	72	72	20#	$ [ * ]
522154	740055	Vigoro	Vigoro Citrus & Avocado	45	45	40#	$ [ * ]
Palm
522242	480219	Vigoro	Vigoro Palm Food	12	504	3.5#	$ [ * ]
501270	735266	Vigoro	Vigoro Palm Food	72	72	20#	$ [ * ]
501280	740071	Vigoro	Vigoro Palm Food	45	45	40#	$ [ * ]
Bone/Blood
522238	480245	Vigoro	Vigoro Bone Meal	12	504	3.5#	$ [ * ]
522240	480250	Vigoro	Vigoro Blood Meal	12	504	3.5#	$ [ * ]

[ * ] Certain confidential information contained in this document, marked by brackets, is filed with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE D

Pre-existing Contractual Obligations, Restrictions or Other Impairments

License Agreement dated January 1, 1998 among Gleason Corporation, IMC Agribusiness, Inc. and IMC Kalium Canada, Ltd. (and assigned to Vigoro Acquisition Corp. as subsidiary of Pursell Industries, Inc.)

License Agreement (Vigoro) dated October 31, 2000 by and between Pursell Industries, Inc., Pursell Vigoro Canada Inc, and The Nu-Gro Corporation

Mexican Trademark Registration No. 447922 for the mark “VIGORO.”  UIC’s rights in the “VIGORO” mark in Mexico are uncertain due to chain of title issues.  UIC continues to attempt to correct the chain of title, but cannot guarantee, and gives no representation or warranty, that it will be successful in correcting the chain of title or in otherwise maintaining or establishing rights in the “VIGORO” mark in Mexico.

Sponsorship Agreement among United Industries Corporation, Joe Gibbs Racing, Inc. (“JGR”) and Redline Sports Marketing, Inc. (“RSM”) for use by JGR and RSM of the VIGORO Mark as set forth in such Sponsorship Agreement.  Such Sponsorship Agreement is anticipated to be executed by the parties on or about February 12, 2004.

SCHEDULE E

Highly Confidential Additional Terms and Conditions

This Schedule E contains certain highly confidential additional terms and conditions of the Agreement.  Such additional terms and conditions have here been given the same Section numbers and Section headings as the corresponding Sections of the Agreement.

5.02(b)(i)                Minimum Annual Volume Requirement.  The Minimum Annual Volume requirement shall be [ * ] US Dollars (US $[ * ]) (based upon [ * ]).

5.03(a)(i) Minimum Aggregate Volume.  The Minimum Aggregate Volume requirement shall be [ * ] US Dollars (US $[ * ]) (based upon [ * ]).

5.03(b)(i)                Final Year Volume.  The Final Year Volume requirement shall be [ * ]US Dollars (US $[ * ]) (based upon [ * ]).

6.04                           Order Procedure.  Subject to a force majeure event pursuant to Section 17.09 of the Agreement, if, within [ * ], UIC fails:  (i) to achieve a minimum fill rate [ * ]; (ii) the orders during such [ * ] do not exceed [ * ] of the forecasted volume agreed upon for such period pursuant to Section 6.01; and (iii) UIC fails to cure any such deficiency (as provided below) within the [ * ] following its receipt of Home Depot’s written notice setting forth in reasonable detail such deficiency, then, to the extent that all of the conditions set forth in the preceding subsections (i), (ii) and (iii) have been satisfied, UIC shall [ * ].  Any failure by UIC to meet the fill rate hereunder shall be deemed cured whenever UIC achieves the [ * ] fill rate within any [ * ].  The foregoing amounts constitute liquidated damages, which shall constitute Home Depot’s sole and exclusive remedy for UIC’s failure to fill any order or to achieve the minimum fill rate hereunder.  Home Depot shall not have any right to setoff or otherwise deduct amounts due to UIC so long as UIC makes the liquidated damages payments as set forth above.

[ * ] Certain confidential information contained in this document, marked by brackets, is filed with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.01         Sales and Marketing Obligations by UIC.  The percentage of UIC’s forecasted annual revenue (less forecasted returns) that Home Depot shall be permitted to deduct from its monthly invoice payment requirements shall be one-twelfth (1/12) of [ * ] of such forecasted annual revenue (less forecasted returns) for the corresponding year.

10.02       Payment Terms.  Payment terms are [ * ].

[ * ] Certain confidential information contained in this document, marked by brackets, is filed with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

Form of Assignment

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (this “Assignment”) is made and entered into as of [insert effective date] (“Effective Date”) by and between United Industries Corporation, a Delaware corporation, with its principal office at 2150 Schuetz Road, St. Louis, Missouri 63146 (“Assignor”), and Home Depot U.S.A., Inc., a Delaware corporation, with its principal office at  2455 Paces Ferry Road, Atlanta, Georgia 30335 (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Trademark License and Manufacturing and Supply Agreement effective January 1, 2004 (the “Agreement”);

WHEREAS, pursuant to the Agreement, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, the United States trademark registrations set forth on Schedule A attached hereto, the United States applications for trademark registration set forth on Schedule B attached hereto, the foreign trademark registrations set forth on Schedule C attached hereto, and the foreign applications for trademark registration set forth on Schedule D attached hereto, in each case, together with the goodwill of the business associated therewith (collectively, the “Marks”); and

WHEREAS, Assignee is a successor to that part of Assignor’s business to which the Marks pertain, and that business is ongoing and existing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers and sets over to Assignee its entire right, title and interest in and to the Marks, for the United States and for all foreign countries, including, without limitation, any registrations and applications therefor, any renewals and extensions of the registrations, and all other corresponding rights that are or may be secured under the laws of the United States or any foreign country, now or hereafter in effect, for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, together with all income, royalties or payments due or payable as of the Effective Date or thereafter, including, without limitation, all claims for damages by reason of past, present or future infringement or other unauthorized use of the Marks, with the right to sue for, and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors, assigns or other legal representatives.

Assignor hereby requests the Commissioner of Patents and Trademarks, and the corresponding entities or agencies in any applicable foreign countries, to record Assignee as the assignee and owner of the Marks.  Assignee shall be responsible for all costs and expenses of recording such assignments.

THE MARKS ARE PROVIDED TO ASSIGNEE “AS IS.”  ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, SUFFICIENCY, VALIDITY OR ENFORCEABILITY, AND ASSIGNEE COVENANTS NOT TO ASSERT ANY CLAIM OR DEFENSE AGAINST ASSIGNORS BASED ON ANY SUCH DISCLAIMED WARRANTIES.  ASSIGNOR SHALL NOT BE LIABLE TO ANY PARTY FOR ANY CLAIMS OR LIABILITIES ARISING FROM OR RELATED TO THE MARKS EXCEPT AS EXPRESSLY SET FORTH IN SECTION 13.01(c) OF THE AGREEMENT.

Assignor shall, at Assignee’s expense, take all further actions, and provide to Assignee, Assignee’s successors, assigns or other legal representatives, all such cooperation and assistance (including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, specimens, assignments, powers of attorney or other documentation), reasonably requested by Assignee to more fully and effectively effectuate the purposes of this Assignment, including, without limitation, with respect to the following:  (1) the preparation and prosecution of any application for registration, or any application for renewal of a registration, relating to any of the rights assigned herein; (2) the prosecution or defense of any interference, opposition, infringement or other proceedings that may arise in connection with any of the rights assigned herein, including, without limitation, testifying as to any facts relating to the Marks and this Assignment; (3) obtaining any additional trademark protection relating to rights assigned herein that Assignee reasonably may deem appropriate that may be secured under the laws now or hereafter in effect in the United States or in any foreign country; and (4) in the implementation or perfection of this Assignment in all applicable jurisdictions throughout the world.

*     *     *     *     *

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their duly authorized representatives as of the Effective Date.

UNITED INDUSTRIES CORPORATION	HOME DEPOT U.S.A., INC.

Name:	Name:

Title:	Title:

Date:	Date:

STATE OF	)
) SS.
COUNTY OF	)

On this        day of              , there appeared before me                                      , personally known to me, who acknowledged that he/she signed the foregoing Assignment as his/her voluntary act and deed on behalf and with full authority of                                      ..

Notary Public

STATE OF	)
) SS.
COUNTY OF	)

On this        day of              , there appeared before me                                      , personally known to me, who acknowledged that he/she signed the foregoing Assignment as his/her voluntary act and deed on behalf and with full authority of                                      ..

Notary Public

SCHEDULE A

U.S. TRADEMARK REGISTRATIONS

Trademark No.	Registration Date	Mark

SCHEDULE B

U.S. TRADEMARK APPLICATIONS

Application No.	Application Date	Mark

SCHEDULE C

FOREIGN TRADEMARK REGISTRATIONS

Country	Registration No.	Registration Date	Mark

SCHEDULE D

FOREIGN TRADEMARK APPLICATIONS

Country	Application No.	Application Date	Mark